Exhibit 10.36

ASSIGNMENT AND ASSUMPTION OF LICENSE AND CONSENT OF LICENSOR

This Assignment and Assumption of License and Consent of Licensor (this “Assignment”) is made and entered into effective as of May 15, 2024 (“Effective Date”) by and among Theralink Technologies, Inc (“Assignor”), IMAC Holdings, Inc., a Delaware corporation (“Assignee”), and (“Licensor”), with reference to the facts set forth below.

RECITALS

A. Assignor and Licensor are parties to that certain Licensee Agreement between Vanderbilt University and Theralink Technologies dated March 14, 2023 (the “License”), which covers US Patent No 10,969,392(the “IP”).

B. Assignor desires to assign and transfer to Assignee its right, title, and interest as licensee under the License, and Assignee desires to assume such right, title, and interest under the License. The Licensor is willing to consent to such assignment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the Recitals and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignee and Licensor agree as set forth below.

1. Assignment. Effective as of the Effective Date, Assignor hereby grants, assigns, transfers, and sets over to Assignee all of Assignor’s rights, titles, and interests under the License.

2. Assumption. From and after the Effective Date, Assignee unconditionally assumes the assignment of the License, shall be entitled to all rights, title, and interest of Assignor thereunder, and shall promptly, fully, and completely keep, fulfill, observe, perform, and discharge each and every covenant and obligation arising from and after the Effective Date that may accrue and become performable, due or owing by Assignor under the License. Assignee additionally unconditionally assumes all liabilities, whether known or unknown, relating to Assignor’s failure to fulfill Assignor’s obligations under the License prior to the Effective Date of this Agreement or otherwise due to Assignor’s conduct related to the IP or the License Agreement.

3. Licensor’s Consent to Assignment. Licensor hereby expressly consents to Assignor’s assignment of the License to Assignee, and the assumption by Assignee of Assignor’s interest in and liabilities pursuant to the License, as set forth in this Assignment. Unless otherwise modified herein, the Licensor shall be bound by the terms of the License in every way as if the Assignee were named in the License in place of the Assignor as a party thereto. Nothing herein is intended to nor shall it be deemed to release the Assignor from any liability, duties, or obligations owed to the Licensor under the License, arising before the Effective Date of this Assignment, except that Assignee shall be jointly and severally liable for Assignor’s failure to perform its duties or obligations under the License and/or Assignor’s liabilities due to its conduct related to the IP or License Agreement prior to the Effective Date of this Agreement.

4. Representations and Warranties.

a. Assignor represents and warrants that the copy of the License attached as Exhibit A hereto is a true and accurate copy of the License as currently in effect and that there exists no other agreement affecting Assignor’s tenancy under the License.

b. Assignor represents and warrants that the License is in full force and effect and no default of Assignor exists under the License, nor any acts or events which, with the passage of time or the giving of notice or both, could become defaults of Assignor.

5. Indemnification. Assignor shall indemnify Assignee from and against any loss, cost, or expense, including reasonable attorney fees and court costs relating to the failure of Assignor to fulfill Assignor’s obligations under the License and accruing with respect to the period on or before the Effective Date. Assignee shall indemnify Assignor from and against any loss, cost, or expense, including reasonable attorney fees and court costs relating to the failure of Assignee to fulfill Assignee’s obligations under the License and accruing with respect to the period subsequent to the Effective Date.

6. Licensor’s Acknowledgement and Estoppel. Licensor hereby ratifies and confirms all of the terms, covenants, and conditions of the License and acknowledges that the License shall continue to remain in full force and effect in all respects from and after the assignment of the License from Assignor to Assignee being effected by this Assignment and Licensor has no known defenses, offsets, credits, or claims against Assignor pursuant to the terms, covenants, and conditions of the License. Licensor acknowledges that Assignor is vested with the entire interest under the License, that there are no agreements other than the License with respect to any interest in the IP and no person other than Assignor has claimed any interest in the IP, except with respect to any rights reserved by the United States Government pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. Part 401, each as amended or any successor statutes or regulations, or in the relevant United States Government research contracts with Vanderbilt and/or the Vanderbilt University Medical Center.

7. Miscellaneous Terms and Conditions.

a. Notices. Any notice, demand, consent, approval, direction, agreement or other communication required or permitted hereunder or under any other documents in connection herewith shall be in writing and shall be directed as follows:

If to Assignor:

15000 W. Sixth Avenue

Suite 400

Golden Co 80401

818-613-0151

With a copy to Counsel for Assignor:

Law Office of Timothy S. Orr, PLLC

1522 E Sweet Citrus Drive

Queen Creek, AZ 85140

timorr@protonmail.com

If to Assignee:

IMAC Holdings, Inc.

3401 Mallory Lane

Suite 100

Franklin, Tennessee 37067

Telephone: (844) 266-4622

Attention:	Mr. Jeffrey S. Ervin
Chief Executive Officer
E-Mail:	jervin@imacrc.com

With a copy to Counsel for Assignee:

Kelley Drye & Warren LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Telephone: (212) 808-7540

Attention:	Carol Weiss Sherman, Esq
Michael A. Adelstein, Esq.
E-mail:	CSherman@kelleydrye.com madelstein@kelleydrye.com

If to Licensor:

Center for Technology Transfer and Commercialization

Vanderbilt University

1207 17th Avenue S., Suite 105

Nashville, TN 37212

Attention: Assistant Vice Chancellor

With a copy to Counsel for Licenser:

Office of the General Counsel

Vanderbilt University

2100 West End Ave, Suite 1100

Nashville, TN 37203

Attention: Anthony F. Schlehuber, Esq.

All notices, demands, requests, consents or approvals that may or are required to be given by any party to another shall be in writing and shall be deemed given when actually received by the other party if: (i) served personally; (ii) sent by nationally-recognized overnight courier with return receipt; or (iii) sent by United States registered or certified mail, postage prepaid, return receipt requested and addressed to such other party at the address specified above or at such other place as such other party may from time to time designate by notice in writing to the other parties hereto.

b. Counterparts. This Assignment may be executed in one or more counterparts, each of which, when so executed and delivered, shall be deemed original, but all of which taken together shall constitute but one and the same instrument. An electronic PDF transmission copy of this Assignment containing an electronic PDF transmission signature may be deemed the original.

c. Successors and Assigns. Each provision of this Assignment shall extend, bind, and inure to the benefit of the Licensor, Assignor, and Assignee and their respective permitted successors and assigns, including without limitation successor assignees of the License. This Agreement shall not be assigned except as part of an assignment of the License pursuant to the terms of the License.1

d. Amendment. This Assignment may not be changed, modified or discharged, in whole or in part, except by a written instrument executed by the party against whom enforcement of the change, modification or discharge is sought.

e. Invalidity. If any term or provision of this Assignment or any application thereof shall be invalid or unenforceable, the remainder of this Assignment and any other application of such term shall not be affected thereby.

[Signature Page Follows]

1 For avoidance of doubt: As of the Effective Date of this Agreement, assignment of the License may occur only subject to Article 14 of the License, said Article entitled “Assignment.”

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date set forth above.

ASSIGNOR:		ASSIGNEE:

Theralink Technologies Inc			IMAC Holdings, Inc.

By:	/s/ Faith Zaslavsky	By:	/s/ Jeffrey Ervin
	Faith Zaslavsky - CEO		Jeffrey Ervin - CEO

LICENSOR

Vanderbilt University

By:

EXHIBIT A

License

(See attached.)

LICENSE AGREEMENT

BETWEEN

VANDERBILT UNIVERSITY

AND

THERALINK TECHNOLOGIES

CONFIDENTIAL

LICENSE AGREEMENT

BETWEEN

VANDERBILT UNIVERSITY

AND

THERALINK TECHNOLOGIES

This Agreement, by and between Vanderbilt University, a not-for-profit corporation, organized and existing under the laws of the state of Tennessee (“Vanderbilt”), and Theralink Technologies, Inc., a corporation organized and existing under the laws of the State of Nevada, with a principal place of business at 15000 West 6th Avenue, Suite 400 Golden, CO 80401 (collectively, with its Affiliates, “Theralink”) (each a “Party” and collectively the “Parties”), is effective as of the 14th day of March, 2023 (the “Effective Date”).

RECITALS

WHEREAS, HLA-DR/MHC-II as a Predictor of Response to Immunotherapy in Cancer (VU ref. VU15062) was developed by Justin Balko and others named as inventors on the Licensed Patents (the “Inventors”);

WHEREAS, Theralink wishes to obtain a license under the Licensed Patents to develop and commercialize products, and Theralink is capable of and committed to developing and commercializing products utilizing such rights; and

WHEREAS, Vanderbilt is willing to grant such a license to Theralink, in consideration of Theralink’s satisfaction of its obligations hereunder, and for other good and valuable consideration as set forth below.

NOW, THEREFORE, the Parties agree as follows:

Article 1

DEFINITION OF TERMS

1.1 “Affiliate” shall mean, with respect to an entity, any other entity that directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with such entity. With respect to an entity, the terms “own” and “control” shall mean (a) possession, the right to possession or beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities; (b) the power to direct management and policies; (c) the power to appoint or remove a majority of the board of directors or trustees; and/or (d) the right to receive 50% or more of the profits or earnings or the right to 50% or more of the net assets. The term “entity” includes without limitation any individual, corporation, or other organization.

1.2 “Annual License Fee” shall have the meaning given in Section 3.1.

1.3 “Component” shall mean any non-commodity constituent part of a Licensed Product, such as an analyte as part of a kit or panel, for which Theralink owes a royalty obligation to a third party. Any non-commodity constituent part of a Licensed Product that is considered a Component as of the Effective Date of this Agreement based on the foregoing definition shall be considered a Component for the entire Term of this Agreement.

1.4 “Confidential Information” shall mean any information exchanged between Vanderbilt and Theralink, regarding the Licensed Patents or this Agreement and/or the performance of either Party hereunder, either orally or in writing or other tangible medium, provided that (except for information provided under Section 6.1) if the information is provided in writing or other tangible medium it is marked “Confidential,” and if the information is provided verbally or visually it is identified as confidential at the time of disclosure and thereafter promptly reduced to a writing marked “Confidential.” The obligations under Article 8 (Confidentiality) shall not apply to that part of the Confidential Information that (i) is or becomes known to the public without fault of the Party receiving the information; (ii) the receiving Party can establish that it knew prior to the receipt of the same from the disclosing Party; (iii) is obtained from a third party having the right to disclose same without breach of any obligation of confidentiality to the disclosing Party; or (iv) is developed by the receiving Party independently of and without reference to the information. For the avoidance of doubt, information provided to Theralink by employees of Vanderbilt University Medical Center on behalf of Vanderbilt shall be Vanderbilt Confidential Information.

1.5 “Fair Market Value” shall mean the cash consideration that Theralink would realize from a non-Affiliate, independent buyer in an arm’s length sale of an identical item or right sold in the same quantity and at the same time and place of the transaction.

1.6 “Field” shall mean all fields of use.

1.7 “Improvement Patents” shall mean the patents and patent applications covering inventions that are (i) conceived and reduced to practice at Vanderbilt after the Effective Date but prior to five (5) years after the Effective Date in whole or in part by the Inventors in the course of carrying out United States Government or Theralink sponsored research, the making, use, sale, or importation or other practice of which by a third party would infringe one or more Valid Claims of one or more of the then-existing Licensed Patents (including prior Improvement Patents included in the Agreement), (ii) not subject to contractual obligations to third parties, and (iii) owned by Vanderbilt.

1.8 “Licensed Patents” shall mean (i) the patent applications and issued patents listed in Appendix A, attached hereto and made a part hereof; (ii) Improvement Patents for which Theralink has (a) elected in writing to exercise its option to include as Licensed Patents by operation of Paragraph 2.1.2 hereinbelow, and (b) paid to Vanderbilt the Improvement Patent Fee required by Section 3.4 hereinbelow; and (iii) any divisions, continuations (but excluding continuations-in-part) or patents issuing thereon or reissues thereof; and any and all United States and foreign patents and patent applications corresponding thereto, all to the extent controlled by Vanderbilt.

1.9 “Licensed Product” shall mean (i) any product, process, or service in the Field (a) the making, use, sale, offer to sell, or import of which is covered by (in whole or in part), or absent the license granted herein would infringe, one or more Valid Claims, or (b) that is made, uses, or is used by or in a process that is covered by (in whole or in part), or absent the license granted herein would infringe, one or more Valid Claims, including any report, analysis, test result, or research finding that is provided to a third party and that is the direct result of the use of any product, process, or service covered by such Valid Claims.

1.10 “Gross Sales” shall mean

1.10.1 The gross amount received by Theralink for Licensed Products.

1.10.2 In the case of a transfer of a Licensed Product within Theralink or between or among Theralink or their Affiliates for further sale by such transferee, Gross Sales shall be based on the gross amount received for the first sale of such Licensed Product to (i) an entity other than Theralink or their Affiliates or (ii) a transferee that is the final purchaser or transferee. If a Licensed Product is sold by Theralink through intermediaries such as distributors, agents, consignees or co- promoters who do not purchase and take title to such Licensed Product, royalties will be due only on sales to those third parties who actually purchase and take title to Licensed Product through such intermediaries.

1.10.3 If a Licensed Product is billed at a discount or otherwise sold for non-monetary consideration (whether or not at a discount), Gross Sales will be the amount received by Theralink for such sale. All such sales will be included in the royalty report for the period in which such transaction is completed, even if Theralink receives no monetary consideration.

1.11 “Patent Challenge” shall mean any direct or indirect dispute, challenge, or assistance in the challenge of the validity, patentability, scope, construction, enforceability, non-infringement or Vanderbilt’s ownership of any subject matter in the Licensed Patents or any claims thereof, including but not limited to opposition or assistance in the opposition of the grant of any letters patent comprising the Licensed Patents, in any legal or, administrative proceedings, including in a court of law, before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction, or in arbitration.

1.12 “Past Patenting Costs” shall have the meaning given in Paragraph 6.2.1.

1.13 “Patenting Costs” shall mean any ongoing costs incurred or to be incurred, including government fees and attorneys’ fees, in the course of Prosecuting the Licensed Patents.

1.14 “Prosecution” or “Prosecuting” shall mean preparation, filing, prosecution, issuance and maintenance of the Licensed Patents, including continuations, divisionals, extensions, re- examinations, reissues, supplemental examination, appeals, interferences, derivation proceedings, oppositions, all other proceedings before the United States Patent and Trademark Office (including the Patent Trial and Appeal Board) and foreign patent offices, and any judicial or other appeals of the foregoing.

1.15 “Representatives” shall mean Vanderbilt’s and Vanderbilt University Medical Center’s trustees, directors, officers, employees, faculty, Inventors, personnel, affiliated investigators, agents and representatives, medical and professional staff, students and Affiliates, and their respective successors, heirs and assigns.

1.16 The terms “sale”, “sold” and “sell” as used in this Agreement include without limitation, sales, leases, licenses, rentals, performance and other modes of distribution or transfer of a product, process or service or its beneficial use.

1.17 “Term” has the meaning given in Section 7.1.

1.18 “Valid Claim” shall mean any issued and extended or unexpired claim of any Licensed Patent, that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and which has not been finally cancelled, withdrawn or abandoned or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

Article 2

GRANT

2.1 Grant to Licensee.

2.1.1 Subject to the terms of this Agreement, Vanderbilt hereby grants to Theralink an exclusive license in the Field under its interest in and to the Valid Claims of the Licensed Patents, to make, use, offer to sell, sell and import Licensed Products during the Term.

2.1.2 Vanderbilt shall promptly disclose in writing to Theralink each Improvement Patent. Theralink shall have a ninety (90) day option to include, via amendment to this Agreement, Improvement Patents as Licensed Patents on an invention-by-invention basis, subject to the payment terms set forth in the Improvement Patent Fees Section 3.3 hereinbelow. The above option period for each aforesaid invention shall begin on the date Theralink receives a copy of the relevant patent application for said invention from Vanderbilt.

2.2 Government Rights and Requirements. Notwithstanding anything herein to the contrary, any and all licenses and other rights granted hereunder are limited by and subject to the rights and requirements of the United States Government which may attach as a result of United States Government sponsorship of research in connection with which an invention covered by the Licensed Patents was conceived or first actually reduced to practice, as set forth in 35 U.S.C. §§200-212, and 37 C.F.R. Part 401, each as amended or any successor statutes or regulations, and in the relevant United States Government research contracts with Vanderbilt and/or Vanderbilt University Medical Center, as such rights and requirements may be amended or modified by law, rule or regulation. To the extent applicable, such rights and requirements include without limitation (i) the grant of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States Government any of the Licensed Patents throughout the world (as set forth in 35 U.S.C. §202(c)(4)), and (ii) the requirement that Licensed Products used or sold in the United States will be manufactured substantially in the United States (as set forth in 35 U.S.C. §204).

2.3 Reservation by Vanderbilt. Notwithstanding anything herein to the contrary, and without limitation, (i) Vanderbilt reserves the right: (a) for Vanderbilt and Vanderbilt University Medical Center to make, use, practice and further develop the Licensed Patents for education, research, patient care and treatment, and any internal non-commercial use; (b) to grant to others non- exclusive licenses to make and use the Licensed Patents and the subject matter described therein for academic research or not-for-profit educational purposes; and (c) to grant licenses to Licensed Patents to third parties outside the Field or to products other than Licensed Products; and (ii) Vanderbilt excludes from the rights granted to Theralink herein the right to bring an infringement action against, seek monetary damages from, or seek an injunction against, any Inventor or their present or future not-for-profit employers even after such employment has ended, for infringement of any of the Licensed Patents in carrying out not-for-profit research or education; and nothing herein shall be construed to require Vanderbilt to bring any such action against any such party.

2.4 No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon Theralink by implication, estoppel, or otherwise as to any technology or patent rights of Vanderbilt or any other entity other than the Licensed Patents in the Field during the Term for the Licensed Products regardless of whether such technology or patent rights shall be dominant or subordinate to any Licensed Patents.

Article 3

FINANCIAL CONSIDERATIONS

3.1 Annual License Fees. Theralink shall pay to Vanderbilt an annual non-refundable, non- creditable license fee of five thousand five hundred fifty-six dollars (U.S. $5,556) (“License Fee”), payable to Vanderbilt, at the time set forth in Paragraph 5.5.3.

3.2 Royalties. Theralink shall pay to Vanderbilt a royalty on all Licensed Products (including those made during the Term but sold after the Term) in accordance with the table below. No multiple royalties shall be payable because the Licensed Product, or the manufacture or use thereof, is or shall be covered by more than one Licensed Patent.

Royalty Percentage of Gross Sales	for Gross Sales of Licensed Products that may incorporate other Components:
2%	Zero additional Components
1%	Greater than or equal to one and fewer than five additional Components
0.5%	Greater than or equal to five and fewer than ten additional Components
0.25%	Greater than or equal to ten additional Components

3.3 Improvement Patent Fees. For each Improvement Patent Theralink elects to include as a Licensed Patent hereunder, Theralink shall pay to Vanderbilt an Improvement Patent Fee of three thousand dollars (U.S. $3,000). The Improvement Patent Fee shall be due within ten (10) days after Theralink’s written election to include said Improvement Patent as a Licensed Patent.

Article 4

DILIGENCE

4.1 Diligent Efforts. Theralink shall use commercially reasonable efforts to develop Licensed Products and to bring Licensed Products to market through a diligent program for exploitation of the Licensed Patents and to continue diligent marketing efforts for Licensed Products throughout the Term. Theralink shall endeavor to keep Licensed Products reasonably available to the public.

Article 5

RECORDS, REPORTS AND PAYMENTS

5.1 Record Accounting. Theralink shall keep complete, continuous, and accurate books of account containing all particulars that may be necessary for the purpose of determining the amounts payable to Vanderbilt by Theralink hereunder, and for otherwise verifying compliance hereunder. Such books of account shall be kept at Theralink’s principal place of business, and shall be maintained for at least five (5) years following the end of the reporting period to which they pertain. For the purpose of verifying Theralink’s compliance with this Agreement, Vanderbilt or its agents or representatives shall have the right to conduct an audit of Theralink’s business activities relating to this Agreement. Such examinations shall be made during reasonable business hours, and not more than once during each calendar year. Vanderbilt or its agents or representatives shall be permitted to examine and copy all written and electronic documentation deemed necessary to determine the completeness and correctness or all reports and payments due under this Agreement. Should any of the foregoing examinations reveal an underpayment, then Theralink shall immediately pay to Vanderbilt the underpaid amount, plus interest (as provided for below). Furthermore, if such underpayment exceeds five percent (5%) of the amount paid by Theralink to Vanderbilt for any calendar year examined, then Theralink shall also bear the cost of such audit, including accountant’s fees and expenses, and shall immediately reimburse Vanderbilt for all such costs.

5.2 Quarterly Reports. Within thirty (30) days of the end of each six-month period, starting with the first six-month period in which Theralink made its first commercial sale of a Licensed Product, Theralink shall deliver to Vanderbilt a complete and accurate report for that six-month period in the form specified in Appendix B. Such report shall be certified by an officer or director of Theralink as complete and accurate. For purposes of calculating royalties, and reporting under this Section 5.2, Gross Sales shall be deemed to occur on the date of receipt of the gross sales for a Licensed Product. For a Licensed Product for which Theralink does not bill, Gross Sales shall be deemed to have occurred upon receipt of the gross sales attributable to the Licensed Product, but royalty on such Gross Sales shall be due with the report for the six-month period in which payment is received.

5.3 Delivery of Financial Statements. Theralink shall deliver to Vanderbilt annually, within thirty (30) days following the end of each calendar year starting with the first calendar year end after the Effective Date, a report containing Theralink’s financial statements for the preceding twelve (12) months including, at a minimum, a balance sheet and an operating statement certified by Theralink’s treasurer or chief financial officer or by an independent auditor. Such report shall be considered Confidential Information, and shall be subject to the confidentiality provisions contained herein.

5.4 Notification of Transaction. Theralink shall notify Vanderbilt within thirty (30) days of the occurrence of any of the following events: (a) a merger or consolidation of Theralink, (b) a transaction or series of related transactions in which a third party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of Theralink, or (c) the sale or other transfer to a third party of all or substantially all of Theralink’s assets.

5.5 Payments

5.5.1 Theralink shall pay to Vanderbilt the royalties (Section 3.2), accruing during each six-month period with the corresponding report for that six-month period.

5.5.2 Time is of the essence with respect to all payments due under this Agreement, and the Parties agree that the value of the payments due under this Agreement is acceptable as appropriate consideration only if such payments are received in full as provided for herein. Payments shall be paid in United States Dollars in such place as Vanderbilt may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion is required in connection with the payment of royalties hereunder, such conversion shall be made by using the average rate of exchange during the calendar quarter during which such payments accrued, as determined by reference to the currency exchange rates quoted by Bloomberg Professional, a service of Bloomberg L.P., or in the event Bloomberg Professional is not available, then International Financial Statistics (publisher, International Monetary Fund). Theralink shall bear all transfer fees in connection with payment.

5.5.3 The first installment of the Annual License Fee shall be due within thirty (30) days of the Effective Date, and then each year thereafter within thirty (30) days of the anniversary of the Effective Date. Except as otherwise provided herein, all other payments shall be made within thirty (30) days after the end of the calendar quarter in which they became due and payable to Vanderbilt.

5.5.4 Any amounts payable to Vanderbilt and overdue hereunder shall bear simple interest at the lesser of the rate of one percent (1%) per month, or the maximum allowed by law.

5.5.5 All payments under this Agreement will be made without any deduction or withholding for or on account of any tax, except as expressly permitted in this Agreement. If any income or other taxes, withholdings or other deductions are required by applicable law to be withheld or deducted from any of the payments made by or on behalf of Theralink hereunder (“Withholding Taxes”), Theralink will pay such Withholding Taxes to the proper taxing authority and, if available, evidence of such payment will be secured and sent to Vanderbilt within one (1) month of such payment. In the case of any Withholding Taxes imposed with respect to any payment hereunder, Theralink will pay to Vanderbilt an additional amount as is necessary to ensure that the amount actually received by Vanderbilt with respect to such payment, free and clear of the Withholding Taxes (including any such Withholding Taxes imposed on such additional amount), will equal the amount of the payment that would have been made if no such Withholding Taxes had applied.

5.6 Small Entity Status. At any time during the Term, in the event Theralink no longer qualifies as a “small entity” (as defined in 37 C.F.R. 1.27), Theralink shall then immediately notify Vanderbilt of same.

Article 6

PATENT PROSECUTION AND ENFORCEMENT

6.1 Patent Prosecution

6.1.1 Vanderbilt shall have exclusive responsibility for the Prosecution of the Licensed Patents, including choice of patent counsel. Provided that Theralink pays all Patenting Costs in accordance with Section 6.2, Vanderbilt shall keep Theralink informed of patent prosecution, and will consider Theralink’s comments and suggestions prior to taking material actions for the same; Vanderbilt will, at the request of Theralink, take all prosecution actions reasonably recommended by Theralink which would expand the scope of rights sought or add dependent claims to cover specific Licensed Products; and Vanderbilt shall notify Theralink prior to any deadline if it intends to abandon, or otherwise elect to forego its rights in, any Licensed Patents and Theralink shall have the opportunity to continue prosecuting and maintaining such Licensed Patents in the name of Vanderbilt at Theralink’s expense. Theralink shall cooperate with Vanderbilt to insure that each Licensed Patent reflects and will reflect, to the extent practicable and to the best of Theralink’s knowledge, all items of commercial interest to Theralink.

6.1.2 Theralink will be reasonably permitted to discuss Prosecution of the Licensed Patents with Vanderbilt’s outside patent counsel, the costs of which, for clarity, Theralink is obligated to reimburse in accordance with Section 6.2. Theralink will also be reasonably permitted to discuss Prosecution of the Licensed Patents with Theralink’s outside patent counsel at Theralink’s discretion and at Theralink’s expense. All non-public information exchanged between the Parties or between Vanderbilt’s outside patent counsel and Theralink regarding Prosecution of the Licensed Patents, and all shared information regarding analyses or opinions of third party intellectual property, will be deemed Confidential Information of the disclosing Party, whether or not identified or marked as “Confidential.” In addition, the Parties acknowledge and agree that, with regard to such activities, the interests of the Parties as licensor and licensee are to obtain the strongest and broadest patent protection possible, and as such, are aligned and are of common legal interest in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patents or the Confidential Information, including without limitation, privilege under the common interest doctrine and attorney work product doctrine.

6.2 Patent Reimbursements

6.2.1 Past Patenting Costs. Theralink shall reimburse Vanderbilt for Patenting Costs incurred by Vanderbilt prior to the Effective Date in an amount equal to $18,916.88 (“Past Patenting Costs”), payable by Theralink to Vanderbilt in three yearly installments of $6,305.63 each, with the first yearly installment being due within twelve (12) months after the Effective Date, the second yearly installment being due within twenty-four (24) months after the Effective Date, and the third yearly installment being due within thirty-six (36) months after the Effective Date.

6.2.2 Ongoing Patenting Costs. With respect to any Patenting Costs incurred by or on behalf of Vanderbilt, any expected Prosecution costs exceeding $5,000 USD shall require Theralink’s preapproval prior to the consummation of corresponding Prosecution of the Licensed Patents. Theralink shall remit payment of such Patenting Costs within thirty (30) days after Theralink receives invoices for same. If Theralink declines to preapprove Prosecution or does not provide instruction prior to the deadline for such Prosecution action that requires preapproval, Vanderbilt shall have no obligation to take or have taken such action, and no liability for failing to take such action, to protect the Licensed Patents at issue, even if the result is the irrevocable loss of rights.

6.2.3 Exclusion of Certain Rights. With respect to any action necessary to protect a particular Licensed Patent in a particular country, if Theralink instructs Vanderbilt in writing not to take such action, which instruction must be given at least sixty (60) days prior to any bar dates for such Licensed Patent, Theralink shall be relieved from its obligation to pay for future Patent Costs relating to such Licensed Patent in such country but Theralink shall not be relieved from responsibility to pay Patent Costs for such Licensed Patent incurred prior to the expiration of the sixty (60) day notice period. Such Licensed Patent shall thereupon cease to be a Licensed Patent hereunder and Theralink shall have no further rights therein. Thereafter, Vanderbilt shall have the right to (i) abandon some or all of such rights at Vanderbilt’s sole discretion, or (ii) incur those costs at its own expense; in either case, Vanderbilt shall be free to license such rights to third parties without any further obligation to Theralink.

6.2.4 Unpaid Patenting Costs. Any amounts due hereunder that remain unpaid thirty (30) days after Theralink receives an invoice from Vanderbilt or its counsel for same shall bear interest as provided in Paragraph 5.5.4. In addition, after said thirty (30) days, Vanderbilt shall thereafter have the right to take action, at its sole discretion, to terminate this Agreement in accordance with Section 7.3 and/or cease further Prosecution of the Licensed Patents even if the result is irrevocable loss of rights. However, nothing herein shall be construed to release Theralink from any obligations to reimburse or pay Patenting Costs that matured prior to the effective date of any such termination.

6.3 Notice of Alleged Infringement

6.3.1 If either Party believes that a Licensed Patent is being, or has been, infringed by a third party, such Party shall promptly, and before communicating with such third party about the alleged infringement, notify the other party of such belief, and as part of such notice shall provide copies of all documentary evidence of the alleged infringement.

6.3.2 Each Party shall promptly notify the other if it becomes aware that any legal proceedings are commenced or threatened, or any claims or allegations are made, against either Party or any purchaser of a Licensed Product sold by Theralink on the ground that the manufacture, use, sale, possession or import of the Licensed Product is an infringement of a third party’s patent or other intellectual property rights (an “Infringement Dispute”).

6.4 Infringement of Licensed Patents. Provided Theralink is otherwise in full compliance with this Agreement and remains the exclusive licensee of the Licensed Patents in the Field, Theralink shall have the first right to bring an action against an infringer of the Licensed Patents in the Field, at Theralink’s sole expense. Theralink shall notify Vanderbilt of its intent to exercise that right within ninety (90) days after Theralink becomes aware of the alleged infringement. Prior to commencing any such action, Theralink shall consult with Vanderbilt and shall consider the views of Vanderbilt regarding the advisability of the proposed action and its effect on the public interest. If Theralink exercises its right to bring an infringement action against the alleged infringer, Theralink shall be obligated to defend any cross claim or counterclaim or action for declaratory judgment related to the Licensed Patents or Licensed Product. Vanderbilt will cooperate in such action as reasonably requested by Theralink, at Theralink’s sole expense. If Vanderbilt is legally required to be named as a party to such action for standing or other purposes, Theralink may join Vanderbilt to such action in name only, provided that Vanderbilt shall not be the first named party in such action and that Theralink shall hold Vanderbilt harmless from, and indemnify Vanderbilt against, any costs (including out-of-pocket and internal costs), expenses, or liability that Vanderbilt incurs in connection with such action. Theralink shall reimburse Vanderbilt for any costs, expenses or liability it incurs in connection with any action under this Section 6.4 within thirty (30) days after receiving an invoice from Vanderbilt for same. In the event that Theralink does not timely notify Vanderbilt of its intent to bring or pursue an infringement action against an alleged infringer, or in the event Theralink gives such notice but does not bring suit or stop the infringement within a reasonable time, but no longer than one hundred eighty (180) days, after Theralink first becomes aware of the basis for such action, Vanderbilt shall have the right (but not the obligation) to do so at its sole expense, and to retain all recovered damages. In such instances, Theralink will cooperate as requested by Vanderbilt, and will be compensated by Vanderbilt for its reasonable out-of-pocket expenses, provided Vanderbilt has approved same for reimbursement in advance.

6.5 Progress and Disposition of Infringement Actions. Theralink shall keep Vanderbilt reasonably informed of the status and progress of any action brought under Section 6.4 or any Infringement Dispute (as defined in Paragraph 6.3.2), and shall not take any position or action that would have an adverse effect on the Licensed Patents or scope, claims, validity or enforceability thereof. Theralink agrees that it will not settle, compromise, voluntarily dispose of or fail to defend any action brought under Section 6.4 or any Infringement Dispute without the prior written consent of Vanderbilt, which consent shall not be unreasonably withheld, so long as such disposition is not an admission of fault on the part of, does not create an obligation for or have an adverse effect on, and provides an unconditional release from all liability for, Vanderbilt, Vanderbilt University Medical Center, and their Representatives. Any damages, award, settlement or other recovery received by Theralink (including without limitation statutory damages, compensatory damages, lost profits damages, exemplary damages, increased damages, and awards of costs and attorney’s fees) shall first be applied to the reimbursement of Theralink’s reasonable costs, expenses and legal fees, including amounts Theralink has reimbursed to Vanderbilt. For the remaining balance of such damages Vanderbilt shall recover the royalty Vanderbilt would have received under this Agreement if the infringing sales had been made by Theralink.

6.6 Licensed Patent Challenges. In the event that Theralink or any of its Affiliates directly or indirectly brings, or assists in bringing, a Patent Challenge, then (a) Theralink shall provide Vanderbilt with at least sixty (60) days’ notice prior to taking any such action, (b) the Parties consent that Section 9.2 shall apply; (c) Theralink shall pay all costs, fees and expenses associated with such Patent Challenge that are incurred by Vanderbilt, Vanderbilt University Medical Center, and their Representatives, including attorneys’ fees and all costs associated with administrative, judicial or other proceedings, within thirty (30) days after receiving an invoice from Vanderbilt for same; (d) the exclusive licenses granted herein above shall, as of the date of initiation of said challenge or opposition, automatically convert to a non-exclusive license for the remainder of the Term, and Vanderbilt shall have the right to grant licenses under the Licensed Patents to third parties, subject to the then-existing non-exclusive license provided herein; (e) any fees, royalties, milestones or revenues payable to Vanderbilt under Sections 3.2-3.7 shall double in amount if and when any Licensed Patent survives the Patent Challenge such that it remains valid in whole or in part; and (f) at any time after the Patent Challenge is brought, Vanderbilt may, at its option, terminate this Agreement according to Section 7.3; provided that if any of subsections (a)-(f) is held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any of the other said subsections. Notwithstanding any other provision of this Agreement, Theralink shall not have the right to assume or participate in the defense, settlement or other disposition of such Patent Challenge, but shall pay associated costs, fees and expenses as provided in Section 6.6(c). The Parties agree any challenge or opposition to a Licensed Patent by Theralink may be detrimental to Vanderbilt, and that the above provisions shall constitute reasonable liquidated damages to reasonably compensate Vanderbilt for any loss it may incur as a result of Theralink taking such action.

6.7 Patent Extensions. Theralink and Vanderbilt agree that the Licensed Patents shall be extended by all means provided by law or regulation, including without limitation extensions provided under United States law at 35 U.S.C. §§154(b) and 156 or under equivalent legislation throughout the world including supplementary protection certificates in the EU. The Parties hereby agree to provide each other and counsel with all necessary assistance in securing such extensions, including without limitation, providing all information regarding applications for regulatory approval, approvals granted, and the timing of same. Theralink acknowledges that extensions under 35 U.S.C. §156 must be applied for within sixty (60) days of the date that a Licensed Product receives permission under the provision of law under which the applicable regulatory review period occurred for commercial marketing or use, and that Theralink’s failure to promptly provide the necessary information or assistance to Vanderbilt during such sixty (60) day period will cause serious injury to Vanderbilt, for which Theralink will be liable.

Article 7

DURATION AND TERMINATION

7.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until the expiration of the last to expire of the Licensed Patents, unless sooner terminated in accordance with the provisions herein (the “Term”).

7.2 Bankruptcy. If Theralink becomes bankrupt or insolvent, suspends business, files a petition in bankruptcy, or is placed in the hands of a receiver, assignee, or trustee for the benefit of creditors, whether by the voluntary act of Theralink or otherwise, this Agreement shall automatically terminate, inasmuch as permitted under applicable and prevailing law.

7.3 Vanderbilt Termination. If Theralink (i) fails to make a payment to Vanderbilt of royalties, Patenting Costs or any other payment in accordance with the terms of this Agreement, (ii) breaches or defaults on its obligations under Article 4 (Diligence), or (iii) breaches or defaults on any other material term of this Agreement, Vanderbilt shall have the right to serve notice upon Theralink of Vanderbilt’s intention to terminate the entirety of the rights, privileges and licenses granted hereunder within thirty (30) days from the mailing of such notice. If Theralink does not timely pay all such overdue amounts to Vanderbilt, or, as applicable, if Theralink fails to reasonably cure such breach or default and to timely provide Vanderbilt with reasonably acceptable written evidence of such cure, then this Agreement may be immediately terminated upon notice by Vanderbilt at any time after said thirty (30) day period by notice to Theralink. Such termination shall be effective as of the date of mailing of said termination notice. If Theralink disputes the grounds for such termination, Theralink must provide written notice of the dispute to Vanderbilt prior to the effective date of said termination. If Theralink fails to provide such notice, Theralink agrees it forfeits its right to dispute such termination. Notwithstanding the foregoing, the non- timely payment of the Issue Fee or Past Patenting Costs automatically renders this Agreement null, void, and without effect, and any breach of the Indemnification and Insurance article automatically terminates this Agreement (subject to the Lapse of Coverage section). If Theralink brings a Patent Challenge against Vanderbilt, assists others in bringing a Patent Challenge against Vanderbilt or otherwise breaches its obligations under Section 6.6 then Vanderbilt may, at its option, terminate this Agreement without notice.

7.4 Theralink Termination. Theralink shall have the right to terminate this Agreement at any time by providing Vanderbilt with one hundred twenty (120) days advance notice, stating the reason for such termination. Upon such termination and without limitation, Vanderbilt shall be free to license such rights to third parties, without any further obligation to Theralink whatsoever.

7.5 Continued Obligations. Upon termination of this Agreement for any reason, (i) all rights and licenses granted to Theralink under the terms of this Agreement will terminate and nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination; (ii) all Confidential Information of the other Party shall be promptly returned or destroyed, at the disclosing Party’s election; (iii) Theralink shall cease all production and sale of Licensed Product; (iv) final reports in accordance with Article 5 (Records, Reports and Payments) shall be submitted to Vanderbilt; and (v) all royalties and other payments, including without limitation any unreimbursed Patent Costs, accrued or due to Vanderbilt as of the termination date shall become immediately payable. Notwithstanding the foregoing sentence, after the effective date of termination of this Agreement, unless for breach by Theralink (including breach due to a lapse of coverage as described in Section 10.4), Theralink may, for a period of six (6) months, sell all Licensed Products existing at the time of such termination, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Theralink shall comply with all of the terms of this Agreement, including, (i) Theralink shall pay to Vanderbilt the royalties and other payments as required hereinabove including Article 3 (Financial Considerations), (ii) insurance required hereunder shall be in effect, as described in Sections 10.2 through 10.4, and (iii) Theralink shall submit the reports required by Section 5.2 hereof.

7.6 Survival. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement. Without limiting the generality of the foregoing, the following provisions of this Agreement, and the defined terms and provisions used or referenced therein, shall survive termination of this Agreement: Section 3.2 (Royalties), Section 5.1 (Record Accounting), Article 7 (Duration and Termination), Article 8 (Confidentiality), Article 9 (Dispute Resolution), Article 10 (Indemnification and Insurance), Article 11 (Disclaimers), Section 12.3 (Export Control), Article 13 (Non-Use of Names and Publicity), and Article 15 (Miscellaneous).

Article 8

CONFIDENTIALITY

8.1 Confidential Information. During the Term and for a period of five (5) years thereafter, the Parties agree that all Confidential Information shall be maintained in confidence by the receiving Party and shall not be disclosed by the receiving Party to any third parties unless agreed to in writing by the Party providing the information; nor shall any such Confidential Information be used by the receiving Party for any purpose other than those contemplated by this Agreement; except, however, the Parties agree that nothing herein will be construed to prevent (i) the Parties from providing information about this Agreement and amounts paid as part of other routinely prepared summary documents, (ii) Vanderbilt from reporting consideration received hereunder to the Inventors and to the Government, as required, or de-identified raw terms as part of a larger database, or (iii) the Parties from providing information that is required to be disclosed by law, regulation or judicial order.

8.2 Security. Theralink and Vanderbilt agree that the confidentiality obligations hereunder shall require that each Party use those security and confidentiality procedures and practices as each would use for its own confidential records.

8.3 Publication. Theralink agrees that nothing herein shall prevent Vanderbilt from disclosing or publishing any information other than Theralink Confidential Information, or create any legal liability for doing so, irrespective of whether such information comprises Vanderbilt Confidential Information.

Article 9

DISPUTE RESOLUTION

9.1 Law to Govern. This Agreement, and all disputes arising out of or related to this Agreement, shall be subject to and construed and enforced in accordance with the laws of the State of Delaware without regard to its conflict of laws principles, except that questions affecting the construction and effect of any patent or patent application shall be determined by the law of the jurisdiction in which the patent has issued or would issue.

9.2 Venue. Each Party (a) irrevocably submits to the exclusive jurisdiction of the United States District Court for Delaware or a local court sitting in Delaware (collectively, the “Courts”) for purposes of any action, suit or other proceeding relating to or arising out of this Agreement and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party. In the event of any controversy, claim or counterclaim arising out of or relating to this Agreement, either Party may effect service of process by providing a complaint and/or summons or other court filing to the other Party pursuant to Section 15.1. Any defenses based on adequacy of service of process, other than breach of Section 15.1, are waived.

9.3 Performance to Continue. Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

9.4 Statute of Limitations. The Parties agree that all applicable statutes of limitation and time- based defenses (such as estoppel and laches) shall be tolled pending final resolution of any dispute arising out of or relating to this Agreement. The Parties shall cooperate in taking any actions necessary to achieve this result.

Article 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification. The Parties acknowledge that Theralink shall be fully responsible for the quality, safety and operability of all Licensed Products, and shall have sole control over, and responsibility for, the development, design, testing, promotion, marketing, sales, and other activities directed to the commercialization of Licensed Products. Theralink acknowledges that the technology embodied in the rights licensed hereunder is experimental and agrees to take all reasonable precautions to prevent death, personal injury, illness and property damage. Theralink shall obtain and maintain product liability and general liability insurance which is sufficient to meaningfully protect Vanderbilt as required by this Article.

10.1.1 Theralink shall indemnify, defend and hold harmless Vanderbilt, Vanderbilt University Medical Center, and their Representatives (collectively, the “Indemnitees”) against any liability, obligation, damage, loss, adverse impact or expense (including reasonable attorney’s fees and expense of litigation) (“Losses”) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, allegations, assertions, investigations, demands or judgments (“Claims”) arising out of or related to: the exercise of any rights granted under this Agreement; any breach by Theralink of this Agreement; any violation of law or regulations by Theralink related to this Agreement; any product, process or service made, used or sold by Theralink pursuant to any right or license granted under this Agreement, under any theory of law (including, but not limited to, actions in the form of tort, warranty or strict liability); infringement of a third party’s rights by a Licensed Product; or any declaratory judgment action or other Claim related to Licensed Patents in the Field, including their validity, enforceability, non-infringement or scope. Vanderbilt shall indemnify, defend and hold harmless Theralink against any liability, obligation, damage, loss, adverse impact or expense (including reasonable attorney’s fees and expense of litigation) incurred by or imposed upon Theralink in connection with any claims, suits, actions, allegations, assertions, investigations, demands or judgments arising out of or related to: any uncured breach of this Agreement by Vanderbilt or its Representatives; or any violation of law or regulations by Vanderbilt or its Representatives related to this Agreement.

10.1.2 Vanderbilt shall give prompt notice to Theralink of the commencement of any action, suit or proceeding for which indemnification may be sought, provided that failure to do so shall not affect the rights of the Indemnitees unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects Theralink. Theralink agrees, at its own expense, to provide attorneys reasonably acceptable to Vanderbilt to defend against any Claims brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such Claims are rightfully brought; provided, however, that Vanderbilt shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice, but at its own expense. If Theralink fails to assume the defense within a reasonable time, Vanderbilt may assume such defense and the reasonable fees and expenses of its attorneys and any Losses will be covered by the indemnity provided for in this Section 10.1. Any Indemnitee shall have the right to retain its own counsel, at the expense of Theralink, if representation of such Indemnitee by the counsel retained by Theralink would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. The Indemnitees shall cooperate in such defense as reasonably requested by Theralink, at Theralink’s sole expense. Theralink agrees to keep Vanderbilt informed of the progress in the defense and disposition of such claim and to consult with Vanderbilt with regard to any proposed settlement. Theralink agrees that it will not settle, compromise, voluntarily dispose of or fail to defend any such action (including any cross claim, counterclaim or declaratory judgment action) without the prior written consent of Vanderbilt.

10.2 Insurance. Theralink shall not make, use, import, offer to sell or sell any Licensed Product, or engage in any other act involving any Licensed Product or the Licensed Rights, if such act could possibly create risk of a claim against the Indemnitees for personal injury or property damage, unless Theralink shall first have in force, policies of: (i) commercial general liability insurance, containing contractual liability coverage, with sufficient occurrence and annual aggregate limits and (ii) product liability insurance with sufficient claims-made and tail coverage limits to indemnify the Indemnitees against liability claims for accidental death, injury, illness or other damages arising from such act, as required by the previous paragraph. Such general liability policies shall be obtained within thirty (30) days of the Effective Date in the amount of one million dollars ($1,000,000) per occurrence; two million dollars ($2,000,000) general aggregate. Such product liability insurance shall cover each Licensed Product with total limits of not less than:

(1)	From the date immediately prior to first sale of Licensed Product: product liability insurance in the amount of three million dollars ($3,000,000) per occurrence; five million dollars ($5,000,000) aggregate.

Such commercial general liability and product liability policies shall: (i) be deemed primary; the insurance of Vanderbilt will be excess and non-contributory and (ii) name Indemnitees as an additional insured party with respect to the sale or other dispensation of Licensed Products. Theralink’s insurance carrier for such policies will waive all subrogation rights against Indemnitees. Upon request, Theralink shall provide to Vanderbilt a certificate of insurance, proving that Theralink has such policies in force.

10.3 Term of Insurance. Theralink agrees that the above-described liability insurance policies shall be continuously maintained in force for so long as this Agreement remains in effect, and such policy will provide coverage for all liabilities that may arise due to the actions of Theralink, or the manufacture, use or sale of Licensed Products, irrespective of whether such liability may occur or be claimed for a period of up to three (3) years after termination hereof. Neither Theralink nor any third party shall terminate, reduce the face value of, or otherwise materially modify such insurance coverage while such policy is in effect, unless equal or greater coverage is first provided under another policy in compliance with the foregoing provisions and without any gap in coverage.

10.4 Lapse of Coverage. This Agreement and the licenses granted herein to Theralink shall immediately and automatically terminate without notice in the event Theralink or other party acting under authority of Theralink, fails to obtain the insurance required hereunder, or if the insurance lapses or is cancelled. A termination occurring under this paragraph shall occur and become effective at the time such insurance coverage ends or becomes required and is not obtained, and Theralink shall then have no right to complete production and sale of Licensed Products under the Continued Obligations paragraph hereinabove. Nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination. Notwithstanding the foregoing, in the three (3) month period subsequent to the date of such an automatic termination of this Agreement by operation of this paragraph, to the extent that such rights are still available for licensing, Theralink shall have the right to reinstate the effectiveness of this Agreement by obtaining the required insurance, whereupon this Agreement shall automatically become effective as of the date of reinstatement of said insurance, including coverage for the period of lapse or cancellation, and shall remain in full force and effect without any further action of the Parties. For the avoidance of doubt, in the event of such reinstatement, royalties shall be owed on any Licensed Products sold during the period of lapse or cancellation.

Article 11

DISCLAIMERS

Theralink acknowledges and agrees that all rights licensed by Vanderbilt hereunder are licensed “as is” and without any representation, indemnification or warranty with respect to possible infringement of third-party rights. Nothing in this Agreement shall be construed as (i) a warranty or representation by Vanderbilt as to the validity or scope of any Licensed Patents, (ii) a warranty or representation that anything made, used, imported, developed, promoted, offered for sale, sold, or otherwise disposed of under any license granted in this Agreement does not or will not infringe patents, trade secrets or other proprietary rights; (iii) a representation or warranty of operability or that development of a commercial product is possible; (iv) an obligation to bring or prosecute actions or suits against third parties for infringement; (v) conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof of Theralink or Vanderbilt; (vi) conferring by implication, estoppel or otherwise any license or rights under any patents of Vanderbilt other than the Licensed Patents regardless of whether such patents are dominant or subordinate to any Licensed Patents; and (vii) any other representations or warranties, either express or implied, unless specified in this Agreement. Except as expressly provided herein, the furnishing of Confidential Information by Vanderbilt shall not be interpreted to convey any grant of rights, titles, interests, options or licenses to Theralink under any of the Licensed Patents or other patents. VANDERBILT DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY STATED IN THIS ARTICLE, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, WITH RESPECT TO THE LICENSED PATENTS OR ANY LICENSED PRODUCTS, AND INCLUDING WARRANTIES WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF ANY OF THE LICENSED PATENTS, THAT ANY PATENT WILL ISSUE BASED UPON ANY OF THE PENDING APPLICATIONS COMPRISING SAME, OR THAT THE USE OF ANY OF THE LICENSED PATENTS WILL NOT INFRINGE OTHER INTELLECTUAL PROPERTY RIGHTS. IN NO EVENT WILL VANDERBILT, OR THE INDEMNITEES, BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR PUNITIVE DAMAGES, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT OR OTHERWISE, REGARDLESS OF WHETHER VANDERBILT IS ADVISED, HAS REASON TO KNOW, OR IN FACT KNOWS OF THE POSSIBILITY OF SUCH DAMAGES. VANDERBILT WILL HAVE NO RESPONSIBILITIES OR LIABILITIES WHATSOEVER WITH RESPECT TO

LICENSED PRODUCTS. Theralink shall make no statements, representations or warranties whatsoever to any third parties which are inconsistent with the foregoing. In no event shall the Indemnitees be liable for damages in excess of amounts Vanderbilt has received from Theralink under this Agreement.

Article 12

COMPLIANCE

12.1 Compliance with Law. Theralink shall have the sole obligation for compliance with, and shall ensure that any of its Affiliates comply with, all government statutes and regulations that relate to Licensed Products and its activities pursuant to this Agreement.

12.2 Marking. Theralink shall mark all Licensed Products made or sold in the United States in accordance with 35 U.S.C. §287(a), and will mark all Licensed Products made or sold in other countries in accordance with the laws and regulations then applicable in each such country; and Theralink agrees that it will be liable to Vanderbilt for infringement damages lost due to improper or defective patent marking.

12.3 Export Controls. The Parties shall comply with all US export laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the Office of Foreign Assets Control sanctions, where applicable. In the event any information or item is export-controlled, the Parties shall provide written notice outlining the nature of the controlled information or item. No Party shall export, directly or indirectly, any controlled item without first obtaining the necessary export license or government approval. Further, no Party shall share any controlled, proprietary, or otherwise sensitive information or items with restricted or sanctioned persons or entities.

12.4 Anti-Kickback and Stark Law. It is the intention of the Parties to comply with all applicable laws, rules, and regulations, including (i) the federal anti-kickback statute (42 U.S.C. §1320a-7b) and related safe harbor regulations, and (ii) the Limitation Certain Physician Referrals (42 U.S.C. §1395nn, the “Stark Law”) and related regulations. Accordingly, the Parties agree and acknowledge that no consideration received under this Agreement is, or is intended to be, a prohibited payment for the recommending or arranging for the referral of business or ordering of items or services, nor is any such consideration intended to induce illegal referrals of business.

12.5 Debarment. Theralink hereby represents and warrants that it has not been debarred, suspended, excluded or otherwise determined to be ineligible to participate in federal healthcare programs or federal procurement and non-procurement programs (collectively, “Debarred”) and Theralink agrees not to engage or assign any employee, agent or contractor (“Agent”) to perform services under this Agreement who has been Debarred. Theralink acknowledges that Vanderbilt shall have the right to terminate this Agreement immediately without further obligation in the event that Theralink or an Agent is Debarred. Accordingly, Theralink shall provide Vanderbilt with immediate notice if during the Term Theralink (a) receives notice of action or threat of action with respect to its Debarment or (b) becomes Debarred.

12.6 Conflict of Interest. Theralink acknowledges that Vanderbilt’s employees and medical and professional staff members and the employees and staff members of Vanderbilt’s Affiliates are subject to the applicable policies of Vanderbilt and such Affiliates, including, without limitation, policies regarding conflicts of interest, intellectual property and other matters. Theralink shall not enter into any oral or written agreement with such employee or staff member which conflicts with any such policy.

12.7 Tax Exempt Status. The Parties recognize that Vanderbilt is a non-profit, tax-exempt organization and agree that this Agreement will take into account and be consistent with Vanderbilt’s tax-exempt status.

Article 13

NON-USE OF NAMES AND PUBLICITY

13.1 Non-Use of Names. Neither Party shall use the name, trademark, service mark, trade name, or symbol or any adaptation thereof of the other Party or of any of its trustees, directors, officers, employees, faculty, Inventors, affiliated investigators, agents and representatives, medical and professional staff, students or Affiliates for advertising, marketing, endorsement, promotional or sales literature, publicity, public announcement or disclosure or in any document employed to obtain funds or financing without the specific prior written consent of an authorized representative of the other Party or individual whose name is to be used as to each such use.

13.2 Publicity. The Parties will maintain the terms of this Agreement confidential, and neither Party shall issue any press release or other public statements related to this Agreement without the specific prior written consent of an authorized representative of the other Party as to each such use; provided that the Parties may make factual statements that Theralink has a license from

Vanderbilt under one or more of the patents or patent applications comprising the Licensed Patents and regarding the type and extent of the license, and that either Party may make disclosures with respect to this Agreement as permitted in accordance with Section 8 herein.

Article 14

ASSIGNMENT

14.1 This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted assigns and successors in interest. Except as expressly permitted in this Agreement, Theralink shall not assign, delegate or subcontract any of its rights or obligations under this Agreement without the prior written consent of Vanderbilt.

14.1.1 No such consent will be required to assign this Agreement to a successor in connection with a merger or consolidation of Theralink, or to the purchaser of all or substantially all the assets of Theralink, provided that: (i) Theralink is not in breach of this Agreement; (ii) such successor or purchaser shall agree in writing to be bound by the terms and conditions hereof prior to such assignment; and (iii) Theralink shall notify Vanderbilt in writing of any assignment and provide a copy of any assignment documents to Vanderbilt within thirty (30) days of assignment. Following such assignment, the term “Theralink” as used herein shall include the assignee.

14.1.2 Failure of an assignee to agree to be bound by the terms hereof or failure of Theralink to notify Vanderbilt as contemplated in Section 14.1 shall be grounds for termination of this Agreement for default. Any attempted assignment in contravention of this Section 14.1 shall be null and void.

Article 15

MISCELLANEOUS

15.1 Payments and Notices. Subject to the exceptions provided below, any notice given under this Agreement shall be in writing and shall be deemed delivered when sent by certified first class mail, or by overnight courier with confirmed receipt, addressed to the Parties as follows (or at such other addresses as the Parties may notify each other in writing):

Theralink:	Vanderbilt
Theralink Technologies, Inc.	Center for Technology Transfer and
15000 West 6th Avenue	Commercialization
Suite 400	Vanderbilt University
Golden, CO 80401	1207 17th Avenue S., Suite 105
Attention: Mick Ruxin, MD, CEO	Nashville, TN 37212
Attention: Assistant Vice Chancellor
With a copy to Theralink’s legal counsel:
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road NE
Atlanta, GA 30326
Attention: Daniel E. Sineway

Communication between the Parties regarding reports and records, diligence, equity (if applicable), and patent prosecution may be sent via email to a valid address of the recipient Party.

15.2 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

15.3 Interpretation. The headings contained in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement. The words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation.” The Parties acknowledge that each Party has read and negotiated the language used in this Agreement. Because all Parties participated in negotiating and drafting this Agreement, no rule of construction will apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

15.4 Amendment and Waiver. No waiver, modification, release or amendment of any obligation under this Agreement shall be valid or effective unless in writing and signed by an authorized representative of the Party to be bound and explicitly references this Agreement and specifies that it is the Parties’ intent to modify the terms and/or conditions set forth herein. The Parties acknowledge that invoices, purchase orders or other mechanisms for administering any payment or other obligation set forth herein shall not contain terms and conditions separate from, in addition to, and/or in conflict with this Agreement, and that any such terms, if present, shall be void and without effect, and shall not be enforceable by any Party hereto. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

15.5 Entire Agreement. The Parties hereto agree that this Agreement (including any attachments, appendices, exhibits or the like) sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes any and all prior written and oral agreements, understandings, promises or offers, including any term sheet which preceded its drafting, but does not supersede any confidentiality, research, or non-disclosure agreement between the Parties.

15.6 Independent Contractors. For the purpose of this Agreement, each Party shall be, and shall be deemed to be, an independent contractor and not an agent, partner, joint venturer or employee of the other Party. Neither Party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other Party, except as may be explicitly authorized in writing.

15.7 Counterparts. This Agreement and any amendment hereto may be executed in counterparts, including by facsimile or by electronic scan copies delivered by email, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

* * * * * * *

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

THERALINK		VANDERBILT UNIVERSITY

By:	/s/ Mick Ruxin	By:
	Mick Ruxin		Padma Raghavan

Title:	President & CEO	Title:	Vice Provost for Research and Innovation

Date:	3/15/2023 | 9:56 AM PDT	Date:

By:
Eric Bymaster

		Title:	Associate Vice Chancellor for Finance

Date:

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

THERALINK		VANDERBILT UNIVERSITY

By:		By:	/s/ Padma Raghavan
	Mick Ruxin		Padma Raghavan

Title:		Title:	Vice Provost for Research and Innovation

Date:		Date:	3/16/2023 | 3:14 PM EDT

By:
Eric Bymaster

		Title:	Associate Vice Chancellor for Finance

Date:

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

THERALINK		VANDERBILT UNIVERSITY

By:		By:
	Mick Ruxin		Padma Raghavan

Title:		Title:	Vice Provost for Research and Innovation

Date:		Date:

		By:	/s/ Eric Bymaster
Eric Bymaster

		Title:	Associate Vice Chancellor for Finance

		Date:	3/14/2023 | 5:03 PM CDT

Appendix A

LICENSED PATENTS

VU Ref. No.	Country	Application No.	Title	Patent No.
VU15062	US	15/376,276	Methods and Systems for Predicting Response to Immunotherapies for Treatment of Cancer	10,969,392

Appendix B

SEMI-ANNUAL REPORTS

These reports shall include at least the following, on a Licensed Product-by-Licensed Product and country-by-country basis:

(A) The numbers or quantity of each Licensed Product sold by Theralink during the six-month period;

(B) The Gross Sales for Licensed Products, and an accounting of any non- monetary consideration for each Licensed Product sold by Theralink during the six-month period;

(C) Average sale price during the six-month period;

(D) Exchange rates used for currency conversion for the six-month period and the basis and methodology used;

(E) Total payments due to Vanderbilt under Royalties (Section 3.2) for the six-month period, as well as a detailed accounting of how such payments were calculated;

(F) Description and product codes, or other Theralink identifier, of each Licensed Product sold during the six-month period; and

(G) A list of countries in which a first commercial sale occurred in the six- month period.

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